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                                                                    Exhibit 99.1

                           [CURAGEN CORPORATION LOGO]

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Contacts:           Bayer:                           CuraGen Corporation:
--------            Christina Sehnert                Mark R. Vincent
                    +49 214/30-66102                 1-888-GENOMICS
                    www.bayer.com                    www.curagen.com
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FOR IMMEDIATE RELEASE
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       CuraGen and Bayer Identify Key Markers of Liver Toxicity and Create
                Industrialized, Predictive Toxicogenomics Screen

-New Technology To Identify Potential Drug Toxicities Moves to Production Phase-

Leverkusen, Germany and New Haven, CT, USA - September 18, 2002 - Bayer AG (NYSE: BAY), an international, research-based group with major businesses in healthcare, agriculture, polymers and specialty chemicals, and CuraGen Corporation (NASDAQ: CRGN), an integrated genomics-based pharmaceutical company, today announced that CuraGen scientists, in collaboration with Bayer's toxicologists, have developed an innovative technology capable of predicting a drug compound's potential for toxicity. The Predictive Toxicogenomics Screen(TM) evaluates drug compound toxicities using very small quantities of compounds that are available immediately after high-throughput drug screening and well in advance of the expensive drug scale-up required for mammalian safety experiments. Utilizing the Predictive Toxicogenomics Screen early in the drug development process, scientists are able to rank-order compounds by their predicted safety profiles. By providing scientists with additional insight into a drug's toxicity, this pioneering technology is capable of generating information that can potentially save millions of dollars in research and development expenses.

Bayer and CuraGen scientists have completed evaluating more than 150 preclinical drug compounds with the Predictive Toxicogenomics Screen and have ranked these compounds according to their potential for toxicity. Based upon the success achieved through the initial application of this predictive technology, Bayer and CuraGen scientists are now applying the technology to conduct drug toxicity evaluations on Bayer's small molecule research pipeline. CuraGen received a milestone payment of $2.9 million from Bayer for successfully developing this technology and industrializing it into a high-throughput format.

"The development of CuraGen's Predictive Toxicogenomics Screen is an excellent example of how CuraGen can industrialize complex technologies and apply them in a high-throughput manner to address the bottlenecks constraining drug development. The combined expertise of Bayer's toxicologists with CuraGen's scientists, engineers and bioinformaticians was critical to the successful development of this technology," stated Michael P. McKenna, Ph.D., Vice-President of Collaborative Research for CuraGen Corporation. "We are now looking forward to applying this technology to CuraGen's and Bayer's drug development programs, and offering it as a service to our collaborative partners. We believe the adoption of this screen will offer a significant competitive advantage in pharmaceutical development," added Dr. McKenna.

                                    - MORE -

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CuraGen's industrialized Predictive Toxicogenomics Screen enables inexpensive cellular screening of thousands of compounds annually, and provides results on nine different modes of liver toxicity. Evidence of liver toxicity is one of the primary reasons that drug compounds fail during preclinical development. Nearly 75% of pharmaceutical research and development expenditures are devoted to developing drugs that never reach the market. Detailed information generated by this screen can be used by scientists to prioritize compounds based upon their potential for toxicity, in order to avoid work on compounds that are likely to fail in safety tests later in development.

CuraGen and Bayer scientists developed this unique assay by analyzing more than 100 known toxic compounds and identifying marker genes whose activity correlates with specific modes of liver toxicity. These genes have been subcategorized into marker sets predictive of nine specific liver histopathologies, including cholestasis, necrosis, or hypertrophy, and have been affixed to gene expression microarrays for use in high-throughput comparative analysis. Drug compounds under review are applied in extremely small quantities to primary hepatocyte cells in vitro. The cellular activity of these dosed compounds is then evaluated against the proprietary toxicity markers. The results of this comparison provide scientists with a rank-ordered list of compounds based upon their potential for toxicity, which can be used in determining which compounds have the highest likelihood for successful clinical development.

CuraGen Corporation has been a pioneer in the field of pharmacogenomics, which includes the study of how drugs work, why drugs fail, and which characteristics are indicative of drug toxicity. CuraGen's expertise stems from pharmacogenomic research conducted with many of the world's leading pharmaceutical companies in prioritizing portions of their drug pipelines.

CuraGen Corporation (NASDAQ: CRGN) is a genomics-based pharmaceutical company. CuraGen's integrated, functional genomic technologies and Internet-based bioinformatic systems are designed to generate comprehensive information about genes, human genetic variations, gene expression, protein interactions, protein pathways, and potential drugs that affect these pathways. The Company is applying its industrialized genomic technologies, informatics, and validation technologies to develop protein, antibody, and small molecule therapeutics to treat obesity and diabetes, cancer, inflammatory diseases, and central nervous system (CNS) disorders. CuraGen is headquartered in New Haven, CT. Additional information is available at www.curagen.com.

This press release may contain forward-looking statements including statements about CuraGen applying its predictive toxicogenomics screen to address the bottlenecks constraining drug development, and the ability of the predictive toxicogenomics screen to offer a significant competitive advantage in pharmaceutical development. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. CuraGen cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: CuraGen's expectation that it will incur operating losses in the near future, the early stage of development of CuraGen's products and technologies, uncertainties related to preclinical and clinical testing and trials, uncertainties and adverse results relating to CuraGen's ability to obtain regulatory approval for its products in development, uncertainties surrounding the availability of additional funding, CuraGen's reliance on research collaborations and strategic alliances, the actions of competitors, the development of competing technologies, CuraGen's ability to protect its patents and proprietary rights, patent infringement actions and uncertainties relating to commercialization rights. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for a description of these risks. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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